Exhibit 99.2

FCG and Continuum Health Partners Announce Five-Year Outsourcing Agreement;
 Agreement Includes Infrastructure, Applications, Data Center, Help Desk,
                      Desktop, Project Management

    LONG BEACH, Calif.--(BUSINESS WIRE)--July 27, 2005--First Consulting Group, Inc. (FCG), (NASDAQ:FCGI) today announced the signing of a long term information technology outsourcing agreement with Continuum Health Partners in New York City. FCG is replacing another firm previously providing IT outsourcing services. The commencement of the contract will be August 1, 2005 and will extend for five years. The contract is estimated to be worth $10.8 million for the remainder 2005, and is expected to be in the range of $26.2 million for 2006. The contract provides for an annual review of the level of resources and service levels and the parties will at that time set the expected base fees for the following year. FCG's ITO services will be provided to Beth Israel Medical Center, St. Luke's Hospital, Roosevelt Hospital, and Long Island College Hospital. Management services provided by FCG under this agreement include infrastructure, data center, clinical and financial applications, help desk, desktop, and an overall Project Management Office.

    Other key contracting terms include the following:

    -- The contract will be cost plus an agreed upon mark-up and profit margin. There are incentives that would increase FCG's profit margin for proposing, and Continuum adopting, cost saving services that employ FCG's offsite and/or offshore resources. The contract also includes a rebate formula that provides for an annual assessment of service level performance, customer satisfaction and ability to obtain mutually set cost reduction goals. The rebate amount is based on a percentage of an agreed upon profit margin in the contract.

    -- FCG will be cash negative during the first year of the contract. This $4.95 million in deferred and transition fees and up to $900,000 in equipment purchases will be recouped over the life of the contract. FCG expects the peak negative cash flow to be $4.6 million at the end of 2005 and expects the contract to be cash positive early in the second year.

    -- Any deferred fees, purchased equipment costs or financed transition services are payable by Continuum in the event of any early termination of the agreement.

    "Continuum has made a long-term commitment to improve patient care through clinical information systems and to rebuild our Information Systems infrastructure," said Gail F. Donovan, executive vice president and chief operating officer of Continuum Health Partners. "Using `selective outsourcing,' Continuum has set a course to strategically partner with a number of highly capable IT companies -- FCG is providing both IT leadership and deep healthcare domain expertise."
    "We are excited about our new partnership with Continuum Health Partners and look forward to helping them move their information systems to the next level," said Luther Nussbaum, chairman and CEO of FCG. "Together we can make a significant impact on the cost of routine IT services and we can free up scarce dollars for improved care and innovative technology."

    About Continuum Health Partners

    Continuum Health Partners, Inc. was formed in January, 1997, as a partnership of two venerable health care providers, Beth Israel Medical Center and St. Luke's-Roosevelt Hospital Center. Building upon the strengths of both institutions, the partners soon established a broad-based, integrated health services network extending throughout the New York metropolitan region. In May, 1998, the partnership was joined by a third distinguished institution, Long Island College Hospital, located in the Brooklyn Heights/Cobble Hill section of Brooklyn. Continuum continues to grow with the addition of another outstanding institution with a 100-year tradition of excellent specialty care, the New York Eye and Ear Infirmary. Continuum Health Partners, Inc., has an annual operating budget of $2.5 billion and is the New York metropolitan area's fifth largest employer, with over 16,000 workers.

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Important Notice Regarding Forward-Looking Statements

    This release contains forward-looking statements, including estimates of (i) the future values and duration of the outsourcing agreement between FCG and Continuum; and (ii) the potential effects of such agreement on FCG and Continuum. These forward-looking statements involve known and unknown risks which may cause FCG's actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. Some of the risks that should be considered include whether the outsourcing agreement may be amended, modified or terminated early by the parties, how FCG manages the current information systems and the outsourced environment at Continuum under the terms of the contract, including transition to and integration of the outsourced operations and personnel and management of any growth in demand for services, and other factors referenced in FCG's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: First Consulting Group, Inc.
             Luther Nussbaum, 562-624-5200
             Thomas Reep, 562-624-5250
             or
             Continuum Health Partners
             Jim Mandler, 212-523-7772